Exhibit 10.15

This CONTRACT OF EMPLOYMENT (the “Contract”) is made 15th April, 2021 between

Freyr AS

organization number 920 388 620

(hereinafter referred to as the "Company")

and

Kunwoo Lee

(hereinafter referred to as the "Employee")

Please be informed that all employees in FREYS AS will be transferred over to FREYR Battery AS (with organization number 926 089 862) during the second quarter of 2021. For the purpose of this contract this transfer is to be considered a business transfer ("virksomhetsoverdragelse") under the same terms and conditions as outlined below.

1	Position, term, place of work, reporting line

1.1	The Employee is employed as EVP Technology of FREYR AS, with effect from 01.07.2021 or before.

1.2	The Employee's place of work shall be the Company's offices, for the time being in Lysaker. The Employee acknowledges that the Employee's work may necessitate a considerable amount of travel, also abroad.

1.3	In this position The Employee shall report to the CEO unless, or until, otherwise informed.

2	Duties

2.1	The Employee is obliged to carry out the duties that are or will be assigned to the Employee’s position and that naturally fall within the scope of the position or other duties as the Company may reasonably require. The Company may issue instructions and guidelines which the Employee shall adhere to as part of this Contract.

2.2	The Employee shall devote the Employee's full working capacity to the Company and the Employee's duties under this Contract. The Employee shall not, without the Company's prior written consent, undertake any other work, paid or unpaid, whether as part of the Employee's own commercial activity or for any other employer or principal.

3	Working hours

3.1	The Employee shall be employed full time, 7,5 hours per day excluding lunch break, with working hours as determined by the Company at any time.

3.2	The Employee recognizes that the Employee has a managerial and/or particularly independent position and is exempted from the working time provisions in the Norwegian Working Environment Act (Nw.: Arbeidsmiljøloven). No extra compensation is paid in respect of any overtime work required, unsocial hours, travel time etc., cf. Section 10-12 of the Working Environment Act. Work beyond regular office hours must be expected. The Employee shall work such hours as necessary for the proper performance of the Employee’s duties.

4	Salary

4.1	The Company shall pay the Employee a gross base salary at the rate of NOK 3,000,000 per annum, inclusive of compensation for overtime.

4.2	The Company will pay the Employee NOK 150,000 to cover expenses for transition. The Employee will decide how to split this sum between his own transition and that of his family.

Non-taxable costs (directly related to travel) will be refunded on an ongoing basis as a part of this sum. The difference between the lump sum and non-taxable costs will be paid to the Employee as soon as all non-taxable costs have been incurred, no later than 3 months after the transition has taken place.

4.3	The Employee will receive a sign-on bonus in the form of 100,000 options with a strike price of $10 which can be exercised 2 years after work start date.

4.4	The Company will pay the Employee an extra 20,000 per month in housing support for a period of 2 years.

4.5	The Company will pay for 2 home visits per year for the family for the first 2 years of employment.

4.6	The Employee's salary shall be paid on the 20 day of each month to the bank account provided by the Employee, in instalments of 1/12 of the annual amount. No salary is paid during vacation periods. Instead, a holiday allowance pursuant to the provisions of the Holidays Act (Nw.: Ferieloven) is paid during holiday absence.

4.7	The Employee's salary shall be reviewed annually on 1 January, the first review to be done with effect from 01.01.2023.

5	Bonus

5.1	The Employee will participate in the Company's bonus scheme, terms and objectives of which are at any time under the sole discretion of the Company.

5.2	Such bonus is interpreted and deemed to be inclusive of holiday allowance, statutory payable bonus or profit sharing or other statutory benefits. At payment, holiday allowance, statutory payable bonus or profit sharing or other statutory benefits will be deducted from the bonus amount.

6	Long-term incentive program ("LTIP")

6.1	The Employee may participate in the Company’s LTIP, terms and objectives of which are at any time under the sole discretion of the Company.

6.2	If at any time after any bonus, option or other award is paid to the Employee the Company is required to restate its accounts to a material extent or the Company becomes aware of any material malfeasance or material wrongdoing on the Employee's part, then the Company shall be entitled to recalculate the bonus that it would otherwise have awarded in the relevant financial years, had these facts been known at the time the award was granted. The Employee shall be liable for and, if so required by the Company to repay on demand the difference between such recalculated bonuses and the aggregate value of the Awards actually granted to the Employee.

7	Vacation and holidays

The Employee is entitled to 25 days of vacation per calendar year, excluding Company shut down days, with holiday allowance in accordance with the Holidays Act, as well as statutory determined holidays. Vacation days must be taken at times appropriate to the local work situation and be approved beforehand by the Employee's direct manager, in accordance with the Holiday Act.

8	Other benefits

8.1	Limitations Only gross base salary according to clause 4.1 – and no other benefits – shall generate basis for pension benefits and holiday allowance.

8.2	Social security In addition to statutory state provided schemes, the Employee is entitled to participate in the Company's pension scheme and life, accident, and travel insurance schemes.

Such additional benefits may be altered at the Company’s discretion, though without affecting accrued entitlements.

8.3	Laptop, mobile phone, etc. The Company will provide the Employee with a laptop for business use.

The Company will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with the Company’s policies. Further, the Company will reimburse 50% of internet subscription at home.

9	Deduction from salary, etc.

9.1	Deductions from salary, bonus, and holiday allowance may be made to the extent permitted by the Working Environment Act Section 14-15, and, e.g. under the following circumstances:

(i)	Amounts received as advance on travel or business expenses or loans from the Company.

(ii)	Incorrect or advance payments in salary, bonus, vacation, or holiday allowance.

10	Illness

10.1	The Employee is entitled to sick pay in accordance with statutory provisions or extended Company rules according to the Company’s policies.

10.2	The Employee is obliged to report any absence due to illness or accident to the Company without undue delay.

11	Business expenses

11.1	The Company shall on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for all expenses, including business travel expenses, reasonably incurred by the Employee in the performance of the Employee’s duties under the Contract, and in accordance with the Company’s policies.

12	Code of conduct and provisions

12.1	The Employee shall comply with all codes of conduct and all other rules and regulations applicable to the Employee's duties and to the business of the Company which have been made available to the Employee.

12.2	The Employee shall comply with the Company's prevailing policies, rules, and procedures, and all other applicable instructions laid down in the Company's guidelines, personnel handbook or similar manuals which have been made available to the Employee.

12.3	The Employee is obliged, without delay, to read and understand the Company's rules, regulations, and guidelines which are disclosed and made available to the Employee on the Company's intranet, or presented on other mediums.

13	Confidentiality

13.1	The Employee acknowledges that the Employee may acquire access to confidential information of the Company and consistent with the position. The Employee agrees that all such confidential information is disclosed to the Employee in confidence and is strictly for the Employee's use on behalf of the Company.

13.2	The Employee shall not make use of or disclose to any person, and shall use his/her best endeavors to prevent the use, publication or disclosure of any information of a confidential or secret nature concerning the business of the Company that comes to the his/her knowledge during the course of or in connection with the employment with the Company, or concerning the business of any person having dealings with the Company and which is obtained directly or indirectly in circumstances in which the Company is subject to a duty of confidentiality in relation to that information.

13.3	For the purpose of this clause, information of a confidential or secret nature means non-public information of the Company, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such information exists in written form or stored by electronic media or on other form of information carrier.

13.4	This clause 13 shall continue to apply after the termination of the Employee's employment with the Company, whether terminated lawfully or not, without limitation in time.

13.5	The Employee is prevented from malicious disparage or otherwise making harmful or unfavorable statements regarding the Company or any of its services, operations, processes or methods.

13.6	The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.

14	Non-competition and non-solicitation

14.1	The Employee may not during the employment with the Company and for a period of six months after the end of the notice period, take employment with, have ownership interests in, or in any other way - directly or indirectly - be involved in any activity that wholly or partially competes with the Company. The Employee shall similarly not engage in or perform work for customers and/or suppliers, if such activity can be deemed to have any negative impact to the competitive situation of the Company.

14.2	The Employee must not, in relation to the termination and for a period of six months after the end of the agreed notice period, directly or indirectly solicit or otherwise engage in direct or indirect communication with any present or past customers, suppliers or partners of the Company for himself or any other person. This applies to customers, suppliers or partners that the Employee has had contact with or been responsible for in any way during the last year before a statement is given by the Company in accordance with clause 14.6 below.

14.3	The Employee shall, during period of six months after the end of the agreed notice period, not directly or indirectly solicit, recruit, or endeavor to entice away any of Company's employees.

14.4	The Company may decide in writing at any time during or in connection with termination of the employment that the provisions in 14.1 to 14.3 shall not apply in whole or in part.

14.5	In case of any uncertainty as to whether an activity is covered by the prohibitions set out in this clause, the Employee is obliged both during the employment and following a termination to present the issue to the Company and await a written statement from the Company before engaging in any relevant activity.

14.6	The Company shall provide a written statement on the applicability of clause 14.1 and 14.2 within four weeks after (i) having received a written request from the Employee at any time during the employment, or (ii) after the termination of the employment by the Employee. In case of a termination from the Company, the statement shall be given at the same time as the notice of termination or, if applicable, within one week after summary dismissal. The restrictions in clause 14.1 and 14.2 may be discharged in case a written statement from Company is not timely given in accordance with this clause 14.6.

14.7	If the prohibition against competition, cf. clause 14.1, shall apply, the Company shall compensate the Employee during the prohibition period corresponding to the Employee’s base salary calculated on the basis of the Employee’s annual salary the last 12 months. The compensation does not form basis for holiday pay or pension entitlements.

If the Employee acquires or receives income in the prohibition period, the Company is entitled to reduce the compensation correspondingly, up to a maximum of half of the total compensation the Employee could be entitled to from the Company. The Employee shall provide the Company information regarding income from such other work in the prohibition period. If the Employee does not meet this requirement, the Company is entitled to withhold compensation until the information is presented.

14.8	If the Employee violates the provisions of clause 14.1, the Employee will no longer be entitled to payment by the Company and agrees to immediately reimburse the Company for compensation payments made in accordance with this clause. In the event of violation of the provisions of clauses 14.1 – 14.3, the Company may demand that the infringement immediately ceases and may take necessary legal actions. In the event of violation, the Employee shall pay liquidated damages equal to minimum three months’ base salary or indemnify the Company’s financial loss if greater. In addition, the Company may demand that the Employee pays the enrichment he and/or new employer/client etc. have achieved as a result of the illegal situation. Payment of compensation does not entail that the infringement may continue.

14.9	If the aforementioned clause is in conflict with applicable mandatory legislation, the clause is maintained to the extent it is in accordance with legislation. In the event of the introduction of new statutory provisions that regulate the validity of the above clause, the Company may unilaterally make the necessary amendments to the clause. The Company may not by way of such amendments extend the scope of the clause.

15	Restrictions on use of email and internet

15.1	The Company’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Company.

15.2	The Company's electronic mail system, internet subscription and all other data systems shall be, as far as possible, used by the Employee solely in connection with the Employee’s work for the Company.

15.3	The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.

16	Intellectual property

16.1	All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are created or developed by the Employee during the course of his employment with the Company shall fully and wholly devolve upon and be the property of the Company or shall be transferred to the Company if such transfer is necessary under applicable statutory legislation. The same applies to similar creations that are not legally protected by patent, copyright or similar but that the Company has an interest in employing.

16.2	The Company shall by virtue of the employment of the Employee have an unrestricted, exclusive and gratuitous right to exploit the intellectual property rights and creations referred to in 16.1. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in the course of the Employee's employment with the Company if the exploitation of the right or creation falls within the scope of the Company's business. This also applies in situations where the Employee has created or developed the right outside working hours or outside the Company's premises.

16.3	The Employee is not entitled to any separate compensation for the Company’s utilization of rights as mentioned in this clause 16. The Employee shall unsolicited inform the Company of any rights that may fall within the scope of this clause, unless it is obvious that the Company is already aware of such rights.

17	Termination and notice

17.1	The employment relationship may be terminated by each of the parties in accordance with applicable employment law. The termination notice period for each party shall be one month during the six months Employee trial period. The termination notice period shall be three months unless the parties, or applicable taw, dictate/agree otherwise. Termination shall be notified in writing, and the notice period shall be calculated from and including the first day of the month following the issuance of such notice.

17.2	Upon termination of employment, the Employee shall return to the Company all property in the Employee's possession, custody or control belonging to the Company, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, personal computer equipment, original and copy documents or other media on which information is held in the Employee's possession relating to the business or affairs of the Company.

17.3	Upon termination of employment, the Employee shall repay any debts to the Company, and release the Company of any guarantee or security for loans or responsibilities on behalf of the Employee.

18	General

18.1	This Contract of Employment shall regulate all matters relating to the Employee's employment with the Company.

18.2	The Company will at payment of salary, bonus, allowances etc. withhold taxes, also related to taxable benefits, from such payable compensations and pay the withheld taxes to appropriate authorities in accordance with statutory provisions. The Employee acknowledges and agrees that any further tax liability on the Employee’s hand shall be carried solely by the Employee.

18.3	The Employee acknowledges that the Employee has carefully read this Contract, has had an opportunity to discuss it with advisors should so be desired, and understands all the terms and conditions therein.

18.4	In respect of all issues not regulated by the terms of this Contract, statutory provisions shall prevail.

18.5	If any provision of this Contract should be declared legally invalid or unenforceable by a competent court, such declaration shall in no way effect the validity or enforceability of any other provision thereof, nor shall any such declaration of legal invalidity or unenforceability operate to nullify or rescind this Contract, but shall only serve to render ineffective any such provision declared legally invalid or unenforceable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.

18.6	This Contract shall be governed by and construed in accordance with Norwegian law, including any statutory modification or re-enactment during the time the Contract being in force.

***

[signature page follows]

This Contract of Employment has been prepared and signed by the parties of this Contract of Employment in two identical original copies, one copy having been delivered to and to be retained by each of the parties.

For the Company	Employee

/s/ Tom Jensen	/s/ Kunwoo Lee
Name: Tom Jensen	Name: Kunwoo Lee
Position: CEO Date: 150421	Date: 150421

/s/ Richard Taylor
Name: Richard Taylor
Position: VP Recruiting & on-boarding Date: 150421